Exhibit 99.1

MAXCO, INC. ANNOUNCES ODD LOT TENDER OFFER

        Grand Ledge, Michigan, March 30, 2007—Maxco, Inc. (the "Company") announced today that it is commencing a tender offer for the purchase of all shares of common stock held by shareholders of the Company owning 99 or less shares, as of the close of business on March 23, 2007. The Company will pay $7.50 for each share properly tendered. The offer will expire April 30, 2007 at 5:00 p.m., New York time, unless extended. Eligible shareholders who would like to accept the offer must tender all shares of common stock that they own.

        Currently, the Company’s common stock and series three preferred stock are registered stock. The Company currently has fewer than 300 shareholders of record of its series three preferred stock. If after completion of the offer the Company has fewer than 300 holders of record of its common stock, the Company intends to terminate the registration of its common stock, and at the same time terminate registration of its series three preferred stock, under the Securities Exchange Act of 1934 (“Act”). If that occurs, and once the Company suspends its reporting obligations under the Act, the Company will become a private, non-reporting company that will no longer file periodic reports with the Securities and Exchange Commission, including annual reports on Form 10-K and quarterly reports on Form 10-Q, and will not be subject to the SEC's proxy rules. However, the Company intends to continue to hold an annual meeting of shareholders and to provide certain annual financial information to its shareholders.

        This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to the common stock. The tender offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal, each dated March 30, 2007. Information on the tender offer may be obtained free of charge from the Company or the Securities and Exchange Commission (www.sec.gov). Questions or requests for documents may be directed to the Company by calling (517) 627-1734.

        Certain statements in this news release, including discussions of potential deregistration of the Company's stock, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the intent, belief or current expectations of the Company and the assumptions on which these statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees and involve risks and uncertainties, and that future actions may differ materially from those contemplated by such forward-looking statements. Factors which may cause future actions to differ include, but are not limited to, changes in the regulatory framework applicable to public companies as well as the risks described from time to time in the Company's reports as filed with the SEC. The forward-looking statements contained in this release are based upon various assumptions, and certain risks and uncertainties could cause actual results to differ materially from those stated. For a discussion of factors that may affect actual results, investors should refer to the Company's most recent Form 10-K filed with the SEC. The Company assumes no obligation to update any forward-looking statements contained in this release. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.